Exhibit 99.1

P&F INDUSTRIES REPORTS THIRD-QUARTER 2004 RESULTS

FARMINGDALE, N.Y., November 10, 2004 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the third quarter ended September 30, 2004.

FINANCIAL RESULTS

Revenues for the third quarter of 2004 increased 64.3% to $38.9 million, compared with $23.7 million for the third quarter of 2003. Net income for the third quarter of 2004 was $1,605,401, or $0.44 per share on a diluted basis, compared with $882,692, or $0.25 per share on a diluted basis, for the third quarter of 2003.

P&F Chairman of the Board, President and Chief Executive Officer, Richard Horowitz, commented, “Our strong performance for the third quarter was directly related to the notable increase in revenues at Countrywide Hardware, where Woodmark International, which was acquired on June 30th, contributed $10.5 million in revenues and a significant increase in gross profits. Higher revenues at Florida Pneumatic, Green Manufacturing and Embassy Industries supplemented this increase in revenues at Countrywide.”

Revenues for the nine months ended September 30, 2004 increased 23.0% to $79.9 million from $64.9 million in 2003. Net income for the nine months ended September 30, 2004 decreased by 0.9% to $2,546,341 from $2,569,816 in the same period in 2003. Diluted earnings per share for the nine months ended September 30, 2004 were $0.70 compared to $0.72 for the nine months ended September 30, 2003. The weakness in performance during the nine months ended September, 30 2004 is primarily attributed to lower gross profit at Florida Pneumatic, partially offset by improved results at all other subsidiaries.

Florida Pneumatic’s revenues for the third quarter of 2004 increased 27.4% to $15.8 million compared with $12.4 million for the third quarter of 2003, due primarily to increases in retail promotions, new product introductions, increased penetration in the automotive after-market and a general improvement in base sales. Gross profit margin at Florida Pneumatic decreased to 26.7% from 30.7% due to the loss at the end of 2003 of a major customer that had higher-than-average margins, a less favorable product mix and the weakness of the US dollar in relation to the Japanese yen. Cost reductions and operating efficiencies helped to offset these negative trends.

Mr. Horowitz commented, “We are optimistic about Florida Pneumatic’s prospects for the fourth quarter, as new products have been introduced and others are in the pipeline. We believe that an increase in advertising for air tools by one of our largest customers contributed to an 11% increase in store sales for that customer. This increased spending should further support sales in the fourth quarter.”

At Countrywide, revenues for the third quarter of 2004 increased 200.9% to $15.9 million from $5.3 million in the third quarter of 2003. The acquisition of Woodmark has impacted Countrywide’s business immediately in a substantial way due to Woodmark’s size and the comparatively less-seasonal nature of its business, adding to the overall stability of P&F’s profitability and cash flow. In addition, we are executing our plan to expand geographically on the west coast and are currently selecting a warehouse location and recruiting personnel to staff this facility, with a goal of a program launch in the first half of 2005. It is anticipated that this location will store inventory from several product lines to service this new customer base.

Green’s revenues for the third quarter of 2004 increased 26.0% to $4.4 million from $3.5 in the same period last year. This strong growth is based on general improvement in the cylinder market, new customer acquisitions, and price increases to our customers. Additionally, a relationship begun in the second quarter of 2004 with a manufacturer’s representative organization generated new orders in the access product line during the third quarter. Gross profit margin at Green decreased to 9.1% in the third quarter of 2004 from 10.6% in the third quarter of 2003, due to increases in the price of steel, which were not completely offset by the price increases to customers as a result of contractual agreements and competitive pricing pressures.

Third quarter revenues at Embassy increased 12.5% from $2.5 million in the same period last year to $2.9 million due in part to increased baseboard sales driven by the continued strength of housing starts. The majority of the increase in revenues was attributed to stronger sales of radiant products and boilers. Gross profit margin at Embassy increased to 27.9% in the third quarter of 2004 from 27.7% in the same period last year due to a slight improvement in product mix.

“We are pleased that Embassy’s recovery continues to be broad-based, extending across several product lines,” said Mr. Horowitz.

2004 UPDATE

Concerning anticipated performance, Mr. Horowitz stated, “We expect results for the fourth quarter of 2004 to be stronger than the prior year’s comparable period, driven by sales increases at all of our subsidiaries and by continued improvements in operating efficiencies. Revenues at Florida Pneumatic are expected to increase by 25% to 35% due primarily to increased promotional sales at two major customers and new product introductions. Revenues at Countrywide are expected to increase 200% to 210% in the fourth quarter, driven primarily by the Woodmark acquisition. Revenues at Green are expected to increase by 25% to 35% due to general improvement in the cylinder markets we serve, as well as to continued strength in orders from the access product line. Revenues at Embassy are expected to be flat, as many baseboard customers that bought ahead of our price increases will work down their inventory levels.”

Mr. Horowitz continued, “Gross profit margins for the fourth quarter should range from 28% to 29%. Selling, general and administrative expenses are expected to decrease to less than 20% of revenues due to reductions in overhead costs and the increase in revenues. Interest expense is expected to increase by over 150% due to the substantial debt attributed to the Woodmark acquisition.”

“As a result, we expect net income to increase by between 70% and 90% in comparison with the fourth quarter of 2003,” Mr. Horowitz concluded.

OTHER INFORMATION

P&F Industries has scheduled a conference call for tomorrow, November 11, at 11:00 a.m. Eastern Time to discuss its 2004 third quarter results. Investors and other interested parties can listen to the call by dialing 1-706-634-0167, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s web site, while a telephone replay of the call will be available through November 14, beginning at 2:00 p.m. Eastern Time on November 11, at 1-800-642-1687 or 1-706-645-9291, conference ID # 1609324.

P&F Industries, Inc., through its four wholly owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, builders’ hardware, hydraulic cylinders, and baseboard and radiant heating products. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company’s actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening / Seema Brin
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
jmolino@pfina.com	jburfening@lhai.com /
sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In thousands)	September 30, 2004	December 31, 2003

Assets
Cash	$2,429	$213
Accounts receivable - net	19,637	11,922
Inventories	28,673	18,755
Deferred income taxes - net	789	789
Prepaid expenses and other	2,463	1,456

Total current assets	53,991	33,135

Property and equipment	27,009	25,581
Less: accumulated depreciation	14,067	12,840
Net property and equipment	12,942	12,741

Goodwill, net	23,946	10,562

Other intangible assets, net	10,071	1,773

Other assets, net	1,154	121

Total assets	$102,104	$58,332

Liabilities and Shareholders’ Equity
Short-term borrowings	$9,500	$3,000
Accounts payable	6,434	3,302
Accrued liabilities	6,383	4,347
Current maturities of long-term debt	3,532	1,526

Total current liabilities	25,849	12,175

Long-term debt, less current maturities	36,376	8,724

Deferred income taxes – net	309	455

Total liabilities	62,534	21,354

Total shareholders’ equity	39,570	36,978

Total liabilities and shareholders’ equity	$102,104	$58,332

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2004	2003	2004	2003

Revenues	$38,936	$23,703	$79,862	$64,923

Costs and expenses
Cost of sales	28,401	16,968	57,068	45,047
Selling, general and administrative	7,295	5,150	17,717	15,209
Interest – net	438	172	701	555

	36,134	22,290	75,486	60,811

Income before taxes on income	2,802	1,413	4,376	4,112

Taxes on income	1,197	530	1,830	1,542

Net income	$1,605	$883	$2,546	$2,570

EARNINGS PER SHARE (Unaudited)

(In thousands, except per share data)

Weighted average common shares outstanding:

Basic	3,518	3,504	3,517	3,505

Diluted	3,653	3,585	3,632	3,579

Net income per Class A Common Share:

Basic	$.46	$.25	$.72	$.73

Diluted	$.44	$.25	$.70	$.72

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